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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Brunswick Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

March 24, 2004

Dear Brunswick Shareholder:

The 2004 Annual Meeting of Brunswick Shareholders will be held on Wednesday, April 28, 2004, at 2:00 p.m. at Brunswick’s corporate offices, 1 N. Field Court, Lake Forest, Illinois.

A formal Notice of Annual Meeting and Proxy Statement describing the business to be acted on at the meeting, and a copy of Brunswick’s Annual Report, are enclosed. Whether or not you plan to attend the meeting, we urge you to sign the enclosed proxy card and return it, or to vote by telephone or on the Internet, by following the instructions on your proxy card. Please vote as soon as possible so that your shares will be represented.

Thank you for your continued support of Brunswick.

Sincerely,

George W. Buckley
Chairman and Chief Executive Officer

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045-4811

Telephone 847.735.4700

Notice of Annual Meeting

March 24, 2004

Dear Brunswick Shareholder:

The Annual Meeting of Shareholders of Brunswick Corporation will be held at Brunswick’s corporate offices, 1 N. Field Court, Lake Forest, Illinois, on Wednesday, April 28, 2004, at 2:00 p.m. for the following purposes:

(1) To elect three directors,

(2) To ratify the Audit Committee’s selection of Ernst & Young LLP as independent auditors, and

(3) To consider other business that may properly come before the meeting.

By order of the Board of Directors,

Marschall I. Smith

Secretary

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045-4811

Telephone 847.735.4700

Proxy Statement

        The Board of Directors of Brunswick Corporation (“Brunswick”) is soliciting proxies from Brunswick’s shareholders for the annual meeting to be held at Brunswick’s corporate offices, 1 N. Field Court, Lake Forest, Illinois, on Wednesday, April 28, 2004, at 2:00 p.m. (the “Annual Meeting”). This proxy statement, the Notice of Annual Meeting, proxy card and Annual Report are first being mailed to shareholders on or about March 24, 2004.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

      At the Annual Meeting, shareholders will act upon matters described in the Notice of Annual Meeting that accompanies this proxy statement, including the election of three directors and the ratification of the Audit Committee’s selection of Ernst & Young LLP as Brunswick’s independent auditors.

Who may vote at the Annual Meeting?

      Only holders of the 93,697,766 shares of Brunswick Common Stock issued and outstanding as of the close of business on March 2, 2004 (the “Record Date”), will be entitled to vote at the meeting. Each holder as of the Record Date is entitled to one vote for each share of Brunswick Common Stock held.

Who can attend the meeting?

      Only shareholders who owned Brunswick Common Stock as of the Record Date, or their duly appointed proxies, will be entitled to attend the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you will not be admitted to the Annual Meeting unless you bring a copy of a statement (such as a brokerage statement) from your nominee reflecting your stock ownership as of the Record Date.

What constitutes a quorum?

      The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the 93,697,766 shares of Brunswick Common Stock issued and outstanding on the Record Date are represented, in person or by proxy, at the Annual Meeting. Shares represented by properly completed proxy cards either marked “abstain” or “withhold authority to vote”, or returned without voting instructions are counted as present for the purpose of determining whether a quorum is present. Also, if shares are held by brokers who are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker nonvotes”), those shares will be counted as present for quorum purposes.

How do I vote?

      If you are a shareholder of record, you can vote in person (i) by attending the Annual Meeting, (ii) by signing, dating and mailing in your proxy card, or (iii) by following the instructions on your proxy card for voting by telephone or on the Internet at www.proxyvote.com. The deadline for voting by telephone or on the Internet is 11:59 p.m. Eastern Time on April 27, 2004. You may vote your shares for all, some or none of the nominees for director, and for or against ratification of the Audit Committee’s selection of Ernst & Young LLP as Brunswick’s independent auditors.

      If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

Can I change my vote after I return my proxy card?

      Yes. If you are a shareholder of record, you may change your vote at any time before the actual vote by (i) voting in person by ballot at the Annual Meeting, (ii) returning a later-dated proxy card, (iii) entering a new vote by telephone or on the Internet or (iv) delivering written notice of revocation to Brunswick’s Secretary. If you hold your shares through an institution, that institution will instruct you as to how your vote may be changed.

How do I vote my shares in Brunswick Employee Stock Plans?

      If you are a participant in the Brunswick Employee Stock Ownership Plan, the Brunswick Retirement Savings Plan or the Brunswick Rewards Plan, you will not be able to vote the shares that you hold in those plans by voting in person at the Annual Meeting. Instead, you may instruct the trustee for the plan or plans you participate in how to cast the votes related to your plan shares. You may give instructions to the plan trustee for the plan or plans by mail, by telephone or on the Internet. To vote by mail, complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope. To vote by telephone or on the Internet, please follow the instructions on the enclosed proxy card. Your vote must be received by 5:00 p.m. Eastern Time on Friday, April 23, 2004. The trustee will vote your shares as you indicate. The trustee will vote allocated shares for which proxies are not received and unallocated shares in the same proportion as it votes allocated shares for which it receives instructions.

Who will count the votes?

      Brunswick’s tabulator, Automatic Data Processing, will count the votes. Representatives of Brunswick’s Shareholder Services Department will act as inspectors of election.

How will my shares be voted if I sign, date and return my proxy card?

      If you sign, date and return your proxy card and indicate how you would like your shares voted, your shares will be voted as you have instructed. If you sign, date and return your proxy card but do not indicate how you would like your shares voted, your proxy will be voted for the election of the three director nominees and for the ratification of the Audit Committee’s selection of Ernst & Young LLP as Brunswick’s independent auditors for 2004.

What are the Board’s recommendations?

      The Board recommends a vote for the election of the three director nominees and the Board and the Audit Committee recommend the ratification of the Audit Committee’s selection of Ernst & Young LLP as Brunswick’s independent auditors for the 2004 fiscal year. With respect to any other matter that is properly brought before the meeting, the proxy holders will vote the proxies held by them in accordance with their best judgment.

What vote is required to approve each matter to be considered at the Annual Meeting?

      Election of Directors. Directors will be elected by a plurality of the votes cast at the Annual Meeting on the election of directors. This means that the three nominees receiving the most votes “For” election at the Annual Meeting will be elected to the Board of Directors. Because directors are elected by a plurality, abstentions will not affect the outcome. If any one or more of the three director nominees is unable to serve, votes will be cast, pursuant to authority granted by the enclosed proxy, for the individual or individuals that the Board designates as alternates.

      Ratification of Independent Auditors. The affirmative vote of the holders of a majority of the shares represented, in person or by proxy and entitled to vote, will be required for the ratification of the Audit Committee’s selection of Ernst & Young LLP as Brunswick’s independent auditors. Because the vote to ratify the independent auditors requires a majority, abstentions will have the same effect as votes against ratification.

How will broker non-votes be treated?

      We will treat broker non-votes as present to determine whether or not we have a quorum at the meeting, but they will not be treated as entitled to vote on the proposals, if any, for which the broker indicates it does not have discretionary authority.

Will my vote be kept confidential?

      Yes. As a matter of policy, shareholder proxies, ballots and tabulations that identify individual shareholders are kept secret and are available only to Brunswick’s tabulator and inspectors of election, who are required to acknowledge their obligation to keep your votes confidential.

Who pays to prepare, mail and solicit the proxies?

      Brunswick pays all of the costs of preparing, mailing and soliciting proxies. Brunswick asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. Brunswick will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request. In addition to solicitation by mail, telephone, facsimile, Internet or personal contact by its officers and employees, Brunswick has retained the services of Georgeson Shareholder Communications Inc. to solicit proxies for a fee of $9,900 plus expenses.

What if other matters come up during the meeting?

      If any matters other than those referred to in the Notice of Annual Meeting properly come before the meeting, the individuals named in the accompanying form of proxy will vote the proxies held by them in accordance with their best judgment. Brunswick is not aware of any business other than the items referred to in the Notice of Annual Meeting that may be considered at the meeting.

Multiple individuals residing in my home are beneficial owners of shares of Brunswick common stock. Why did we receive only one copy of this proxy statement?

      We are sending only one proxy statement to you if you share a single address with another shareholder unless we received instructions to the contrary from you. This practice, known as “householding,” is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs. If you wish to receive a separate proxy statement in the future, you may contact Brunswick Shareholder Services by telephone at (847) 735-4294, by mail at 1 N. Field Court, Lake Forest, IL 60045, or by email at services@brunswick.com. If you receive multiple copies of our proxy statement, you can request householding by contacting Brunswick Shareholder Services. If you own your shares through a broker, bank or other holder of record, you can request householding by contacting the holder of record.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

      At the Annual Meeting, you will elect three individuals to serve on the Board of Directors. The current Board of Directors has nominated Nolan D. Archibald, Jeffrey L. Bleustein and Graham H. Phillips for election as directors to serve for terms expiring at the 2007 annual meeting or until their respective successors have been elected and qualified. Mr. Archibald, Mr. Bleustein and Mr. Phillips have served as directors since 1995, 1997 and 2002, respectively.

      Brunswick’s Board of Directors has 12 directors. The Board of Directors is divided into three classes, each consisting of four directors. Robert L. Ryan recently notified the Board that he will be retiring from the Board of Directors. As a result, only three directors have been nominated for election at the Annual Meeting. The Board of Directors will fill the vacancy created by Mr. Ryan’s retirement from the Board as soon as practicable, and that individual will be presented to shareholders for reelection at the first annual meeting of shareholders following his or her joining the Board.

      Votes will be cast, by the authority granted by the enclosed proxy card (including votes cast by telephone or on the Internet), for the election of the nominees named above as Brunswick’s directors, except as otherwise specified in this proxy statement. Although there will be four vacancies on the Board, proxies will be voted for no more than three directors. Biographical information follows for each person nominated and each person whose term of office will continue after the Annual Meeting.

Nominees for Election for Terms Expiring at the 2007 Annual Meeting:

Nolan D. Archibald	Director since 1995
Chairman of the Board, President and Chief Executive Officer of The Black & Decker Corporation, a consumer and commercial products company, since 1986; recipient of American Marketing Association’s Edison Achievement Award; director of Lockheed Martin Corporation; age 60.

Jeffrey L. Bleustein	Director since 1997
Chairman of the Board of Harley-Davidson, Inc., a motorcycle manufacturer, since 1998; President and Chief Executive Officer of Harley-Davidson, Inc., since 1997; President and Chief Operating Officer of the Motorcycle Division of Harley-Davidson, Inc., 1993 to 1997; member of President’s Council on the 21st Century Workforce; director of Kohler Co.; age 64.

Graham H. Phillips	Director since 2002
Retired; Chairman and Chief Executive Officer of Young & Rubicam Advertising, a global marketing and communications organization, 1999 to 2000; Chairman of Burson-Marsteller, the perception management division of Young & Rubicam, Inc., 1997 to 1999; Chairman and Chief Executive Officer of Ogilvy & Mather Worldwide, a marketing communications company, 1989 to 1992; age 65.
The Board of Directors recommends a vote FOR the nominees named above.

Directors Continuing in Office Until the 2005 Annual Meeting:

Dorrit J. Bern	Director since 2000
Chairman of the Board, President and Chief Executive Officer of Charming Shoppes, Inc., a company operating a chain of women’s specialty apparel stores, since 1997; Vice Chairman of the Board, President and Chief Executive Officer of Charming Shoppes, Inc., 1995 to 1997; director of The Southern Company; member of The Committee of 200, America’s Women Business Leaders; age 53.

George W. Buckley	Director since 2000
Chairman of the Board and Chief Executive Officer of Brunswick since 2000; President and Chief Operating Officer of Brunswick, April to June 2000; Executive Vice President of Brunswick, February to May 2000; President — Mercury Marine Group, 1997 to 2000; Senior Vice President of Brunswick, 1999 to 2000; Vice President of Brunswick, 1997 to 1998; director of Ingersoll-Rand Company and Tyco Corporation; age 57.

Peter Harf	Director since 1996
Chairman and Chief Executive Officer of Joh. A. Benckiser, GmbH, a German financial holding company, since 1988; Chairman of Coty Inc., Benckiser’s U.S.-based international fragrance and cosmetics business, since 1993; Chief Executive Officer of Coty Inc. from 1993 to 2001; Deputy Chairman of the Board of Reckitt Benckiser plc; director of Interbrew S.A.; Vice Chairman of the Supervisory Board of the non-profit DKMS German Bone Marrow Donor Database; age 56.

Ralph Stayer	Director since 2002
Chairman of the Board, President and Chief Executive Officer of Johnsonville Sausage LLC since 1968; Founder of Leadership Dynamics, a consulting firm; National Trustee of Boys and Girls Clubs — Midwest Region; Trustee of Marian College; Board member of PAVE, an organization dedicated to improving education opportunities for urban students in Milwaukee; age 60.

Directors Continuing in Office Until the 2006 Annual Meeting:

Michael J. Callahan	Director since 1991
Retired; President and Chief Executive Officer and Director of Material Sciences Corporation, a manufacturer and marketer of material-based solutions, 2003 to 2004; Financial consultant 1999 to 2003; Executive Vice President and Chief Financial Officer of FMC Corporation, a producer of chemicals for industry and agriculture, 1994 to 1999; Executive Vice President and Chief Financial Officer of Whirlpool Corporation, a manufacturer of major home appliances, 1992 to 1994; age 65.

Manuel A. Fernandez	Director since 1997
Managing Director — SI Ventures, LLC, a venture capital partnership, since 1998; Chairman Emeritus of Gartner Group, Inc., an information technology company, since 2001; Chairman of Gartner Group, Inc., 1995 to 2001; Chief Executive Officer of Gartner Group, Inc., 1995 to 1998; President and Chief Executive Officer of Gartner Group, Inc., 1991 to 1997; director of The Black & Decker Corporation, eAngler, OpenNetwork Technologies, Relay Health Corp. and RealVue Technologies; Chairman of the University of Florida Board of Trustees; age 57.

Peter B. Hamilton	Director since 2000
Vice Chairman of the Board of Brunswick and President — Brunswick Bowling & Billiards since 2000; Executive Vice President and Chief Financial Officer of Brunswick, 1998 to 2000; Senior Vice President and Chief Financial Officer of Brunswick, 1995 to 1998; age 57.

Roger W. Schipke	Director since 1993
Private investor; Executive in Residence, University of Louisville, College of Business and Public Administration since 2002; Adjunct Professor, University of Kentucky, Gatton College of Business and Economics; Chairman of the Board and Chief Executive Officer of The Sunbeam Corporation, 1994 to 1996; director of Legg-Mason, Inc. and The Rouse Company; age 67.

CORPORATE GOVERNANCE

Overview

      The Board of Directors has adopted written Principles and Practices (the “Principles”), a copy of which is available at Brunswick’s website www.brunswick.com/governance/principles.html, to assist it in the performance of its duties and the exercise of its responsibilities. The Principles reflect the views of the Board with respect to corporate governance issues generally. The Board believes that good corporate governance is a source of competitive advantage for Brunswick. Good governance allows the skills, experience and judgment of the Board to support Brunswick’s executive management team, enabling management to improve Brunswick’s performance and maximize shareholder value.

      The Board of Directors met five times during 2003. All directors attended 75 percent or more of the board meetings and meetings of committees of which they were members during 2003. The Principles provide that all members of the Board should be available to attend Brunswick’s Annual Meeting of Shareholders in person. All members of the Board attended the 2003 Annual Meeting of Shareholders. The non-management directors regularly meet without members of management present. At these meetings, Mr. Fernandez serves as the presiding director.

Brunswick Ethics Program

      The Board has adopted a Code of Ethics for Senior Financial Officers (the “Financial Officer Code of Ethics”). The Financial Officer Code of Ethics, which applies to Brunswick’s Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, and other Brunswick employees designated by the Board, sets forth standards to which these officers are to adhere in areas such as conflicts of interest, disclosure of information and compliance with law. The Financial Officer Code of Ethics supplements Making the Right Choice: The Brunswick Guide to Conduct in the Workplace (the “Guide”), which applies to all employees, officers and directors. The Financial Officer Code of Ethics and the Guide are both available at www.brunswick.com/ethics/homepage/index.html. If it grants a waiver of the policies set forth in the Financial Officer Code of Ethics or the Guide, Brunswick will, to the extent required by applicable law or regulation, disclose that waiver by making an appropriate statement on its website.

Shareholder Communications

      The Principles provide that Brunswick shareholders may, at any time, communicate in writing with the Board, the presiding director, or the non-management directors as a group, by writing to such director(s) at: Brunswick Corporation, 1 N. Field Ct., Lake Forest, IL 60045; Attention: Corporate Secretary’s Office (fax no. 847-735-4433; email: corporate.secretary@brunswick.com).

Copies of written communications received at this address will be provided to the Board, the presiding director or the non-management directors as a group unless such communications are considered, in consultation with the non-management directors, to be improper for submission to the intended recipient(s). Other interested parties may also use this procedure for communicating with the Board, individual directors or any group of directors.

Director Independence

      The Principles require that Independent Directors must constitute a substantial majority of the Board and that no more than two members of management may serve on the Board at the same time. The Principles and the rules of the New York Stock Exchange both provide that no director will be considered independent unless the Board affirmatively determines that the director has no material relationship with Brunswick (either directly or as a proprietor, partner, stockholder or officer of an organization that has a relationship with Brunswick). In the Principles, the Board has adopted the following categorical standards to use in determining whether a relationship between Brunswick and a director (or an organization with which a director is affiliated) will be material for the purpose of independence determinations:

•	If a director is also a director, an executive officer or employee of a business organization that makes payments to, or receives payments from, Brunswick for property or services, that relationship will be considered material if the payments in any fiscal year exceed the greater of $1,000,000 or two percent of the business organization’s consolidated gross revenues;

•	If a member of the director’s immediate family is a director or an executive officer of a business organization that makes payments to, or receives payments from, Brunswick for property or services, that relationship will be considered material if the payments in any fiscal year exceed the greater of $1,000,000 or two percent of the business organization’s consolidated gross revenues;

•	If a director or a member of the director’s immediate family is a proprietor, managing partner, director or executive officer of another corporation that is indebted to Brunswick, or to which Brunswick is indebted, that relationship will be considered material if the total amount of the indebtedness exceeds two percent of the total consolidated assets of either Brunswick or such other corporation; and

•	If a director or a member of the director’s immediate family is an officer, director or trustee of a charitable organization to which Brunswick makes discretionary charitable contributions, that relationship will be considered material if the contributions exceed the greater of $1,000,000 or two percent of the charitable organization’s consolidated gross revenues.

      In addition, the Principles provide that a director will not be considered independent if:

•	the director is, or within the prior three years has been, an employee of Brunswick or any of its affiliates;

•	a member of the director’s immediate family is, or within the prior three years has been, an executive officer of Brunswick or any of its affiliates;

•	the director has a business relationship with Brunswick or is a proprietor, partner, controlling shareholder or executive officer of any organization that has a business relationship with Brunswick, unless in either case, the Board determines that the relationship is not such that it will interfere with the director’s exercise of independent business judgment;

•	the director is, or within the prior three years has been, affiliated with or employed by a present or former internal or external auditor of Brunswick or any of its affiliates;

•	a member of the director’s immediate family is, or within the prior three years has been, affiliated or employed in a professional capacity by a present or former internal or external auditor of Brunswick or any of its affiliates;

•	a director or a member of the director’s immediate family is, or within the prior three years has been, employed as an executive officer of any other business organization where any of Brunswick’s present executive officers serve on that business organization’s compensation, nominating or directors’ affairs committee; or

•	the director or an immediate family member of the director receives, or within the prior three years has received, more than $100,000 per year in direct compensation from Brunswick (excluding fees for Board and Board committee service and pension for prior service).

      Applying the standards described above and set forth in the Principles, and considering all relevant facts and circumstances, the Board has made an affirmative determination that each non-management director has no material relationship with Brunswick and is otherwise independent.

Board Committees

      The Board of Directors has Audit, Finance, Human Resource and Compensation, Corporate Governance, and Qualified Legal Compliance Committees. Each of these committees is comprised solely of independent directors, as that standard is determined both in the Principles and in the New York Stock Exchange Listed Company Manual. Each of the Committees may, at its sole discretion and at Brunswick’s expense, obtain advice and assistance from outside legal, financial, accounting or other experts and advisors. The principal responsibilities of each of these committees are described generally below, and in detail in their respective Committee Charters, which are available at www.brunswick.com/governance/committees.html. The Audit Committee Charter is also attached to this proxy statement as Appendix I.

Audit Committee

      Members of the Audit Committee are Mr. Callahan (Chairman), Mr. Ryan and Mr. Stayer. Mr. Ryan will be retiring from the Board of Directors as of the date of the Annual Meeting. In accordance with Brunswick’s By-laws, the Board plans to fill the vacancy on the Audit Committee created by Mr. Ryan’s retirement by appointing Dorrit J. Bern to serve on the Audit Committee. The Board has determined that each member of the Audit Committee, and Ms. Bern, is an audit committee financial expert, as such term is defined by the rules of the Securities and Exchange Commission.

      The Audit Committee assists the Board in overseeing Brunswick’s accounting, auditing and reporting practices, its internal controls and the integrity of its financial information. The Audit Committee maintains free and open communication with, and meets separately at each regularly scheduled Board meeting with, the Board, the independent auditors, the internal auditors and management.

      The Audit Committee met ten times during 2003.

Finance Committee

      Members of the Finance Committee are Mr. Schipke (Chairman), Mr. Archibald and Mr. Harf. The Finance Committee assists the Board in overseeing Brunswick’s financial structure, financial policies and procedures, capital expenditures and capital expenditure budgets, and proposals for corporate financing, short-term and long-term borrowings, the declaration and distribution of dividends, material investments and divestitures, tax strategy, insurance coverage and risk management, as well as the funding and performance of Brunswick’s pension funds.

      The Finance Committee met seven times during 2003.

Human Resource and Compensation Committee

      Members of the Human Resource and Compensation Committee are Mr. Fernandez (Chairman), Ms. Bern and Mr. Phillips. The Human Resource and Compensation Committee assists the Board in overseeing, together with the Corporate Governance Committee, the annual review of the Chief Executive Officer’s performance. The Committee also oversees the compensation of the Chief Executive Officer, compensation and benefit programs for Brunswick’s senior executives, policies for the administration of compensation and benefit plans and their alignment with corporate objectives, management development for key management positions, and the Board’s annual review of the Chief Executive Officer succession plan.

      The Human Resource and Compensation Committee met five times during 2003.

Corporate Governance Committee

      Members of the Corporate Governance Committee are Mr. Bleustein (Chairman), Mr. Phillips and Mr. Stayer. The Corporate Governance Committee assists the Board in overseeing policies and programs designed to ensure Brunswick’s compliance with the highest ethical standards and with all applicable legal and regulatory requirements. Together with the Human Resource and Compensation Committee, it oversees the annual review of the Chief Executive Officer’s performance. The Committee also decides on director compensation, and guidelines to ensure appropriate diversity of perspective, background and experience in Board membership. The Committee identifies, screens, interviews and recommends to the Board potential director nominees, and oversees other matters related to Board composition, performance, standards, size and membership.

      The Corporate Governance Committee met five times during 2003.

Qualified Legal Compliance Committee

      Members of the Qualified Legal Compliance Committee are Mr. Bleustein (Chairman), Mr. Phillips and Mr. Stayer. The Qualified Legal Compliance Committee receives and investigates reports made to it concerning possible material violations of securities laws or breaches of fiduciary duty by the Company or any of its officers, directors, employees or agents. No reports were made to the Qualified Legal Compliance Committee, and therefore it did not meet, during 2003.

Director Nominations

      The Corporate Governance Committee is responsible for identifying, screening, personally interviewing and recommending director nominee candidates to the Board. The Corporate Governance Committee considers nominees on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and the likelihood that they will be willing to serve on the Board for a sustained period. Additional consideration is given to achieving an overall balance of diversity of perspectives, backgrounds and experiences in Board membership.

      The Corporate Governance Committee will consider qualified director candidates who are suggested by shareholders in written submissions to Brunswick’s Secretary at Brunswick Corporation, 1 N. Field Ct., Lake Forest, IL 60045; Attention: Corporate Secretary’s Office (fax no. 847-735-4433; email: corporate.secretary@brunswick.com). Any recommendation submitted by a shareholder must include the name of the candidate, a description of the candidate’s educational and professional background, contact information for the candidate and a brief explanation of why the shareholder feels the candidate is suitable for election. The Corporate Governance Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates.

      In addition to recommending director candidates to the Corporate Governance Committee, shareholders may also, pursuant to procedures established in the By-laws, directly nominate one or more director candidates to stand for election at an annual or special meeting of shareholders. For an annual meeting of shareholders, a shareholder wishing to make such a nomination must deliver written notice of the nomination to Brunswick’s Secretary not less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. For a special meeting of shareholders, a shareholder wishing to make such a nomination must deliver written notice of the nomination to Brunswick’s Secretary not later than the close of business on the tenth day following the date on which notice of the meeting is first given to shareholders. In either case, a notice of nomination submitted by a shareholder must include information concerning the nominating shareholder and the shareholder’s nominee(s) as required by the By-laws.

Director Compensation

      Annual Fee and Deferred Stock Awards. Directors who are not employees are entitled to an annual fee of $100,000. The director who is the chair of the Audit Committee is entitled to an additional fee of $15,000, and the other members of the Audit Committee are entitled to an additional fee of $7,500 due to the increased time commitment required of those directors. The directors who chair the Finance, Human Resource and Compensation, and Corporate Governance Committees are entitled to an additional annual fee of $7,500. One-half of each director’s annual fee is paid in Brunswick Common Stock, the number of shares of which is determined by the closing price of Brunswick Common Stock on the date of the award. The receipt of these shares may be deferred until a director retires from the Board. Each director may elect to have the remaining one-half paid as follows:

•	In cash;

•	In Brunswick Common Stock distributed currently; or

•	In deferred Brunswick Common Stock with a 20 percent premium.

      For directors who elect to receive deferred Brunswick Common Stock, the number of shares to be received upon retirement is determined by multiplying the cash amount by 1.2, then dividing that amount by the closing price of Brunswick Common Stock on the date of award.

      Stock Ownership Guidelines. In February 2003, the Board of Directors adopted stock ownership guidelines for non-employee directors. By April 30, 2006, each current non-employee director must own at least 10,000 shares of Brunswick Common Stock, and by April 30, 2008, each current non-employee director must own at least 20,000 shares of Brunswick Common Stock. A new non-employee director will be expected to meet these levels of stock ownership within three and five years, respectively, of the date on which service as a director begins. For the purpose of satisfying the guidelines, deferred stock awards are included.

      Brunswick Product Program. Directors are encouraged to use Brunswick products to enhance their understanding and appreciation of Brunswick’s business. Directors may receive Brunswick products with an aggregate value of up to $10,000 annually. The value of the products is included in the directors’ taxable income, and Brunswick reimburses directors for applicable tax liability associated with the receipt of products. In addition, directors may lease boats from Brunswick at no charge except for the payment of applicable taxes, and all or a portion of a director’s $10,000 product allowance may be applied to defray those taxes. Directors also may purchase Brunswick products at Brunswick’s wholesale prices.

STOCK HELD BY DIRECTORS, EXECUTIVE OFFICERS

AND OUR LARGEST SHAREHOLDERS

      Each director and nominee for director, each executive officer listed in the summary compensation table, and all directors and executive officers as a group, owned the number of shares of Brunswick Common Stock set forth in the following table, with sole voting and investment power except as otherwise indicated:

	Number of Shares		Percent
Name of Individual	Beneficially Owned		of
or Persons in Group	as of March 2, 2004		Class

Nolan D. Archibald	39,227	(1)	*
Dorrit J. Bern	24,806	(1)	*
Jeffrey L. Bleustein	44,792	(1)	*
George W. Buckley	834,218	(2)	*
Michael J. Callahan	49,603	(1)	*
Manuel A. Fernandez	42,864	(1)	*
Peter B. Hamilton	402,294	(2)	*
Peter Harf	73,433	(1)	*
Graham Phillips	11,409	(1)	*
Robert L. Ryan	30,921	(1)	*
Roger W. Schipke	32,990	(1)	*
Ralph Stayer	39,386	(1)	*
Patrick C. Mackey	73,645	(2)	*
Dustan E. McCoy	154,278	(2)	*
Victoria J. Reich	172,960	(2)	*
Cynthia Trudell	40,285	(2)	*
All directors and executive officers as a group	2,599,848	(1)(2)	2.77%

*	Less than 1 percent

(1)	Includes the following shares of Brunswick Common Stock issuable to non-employee directors, receipt of which has been deferred until the date of the director’s retirement from the Board: Messrs. Archibald 3,727 shares, Bleustein 21,792 shares, Callahan 6,962 shares, Fernandez 24,864 shares, Harf 23,722 shares, Phillips 5,409 shares, Ryan 11,516 shares, Schipke 6,890 shares, Stayer 8,606 shares, Ms. Bern 15,806 shares, and all non-employee directors as a group 129,294 shares. Also includes the following shares of Brunswick Common Stock issuable pursuant to stock options exercisable currently or within 60 days: Messrs. Archibald 20,500 shares, Bleustein 18,000 shares, Callahan 26,100 shares, Fernandez 18,000 shares, Harf 24,711 shares, Phillips 6,000 shares, Ryan 19,405 shares, Schipke 23,600 shares, Stayer 9,180 shares and Ms. Bern 9,000 shares.

Excludes the following shares of Brunswick Common Stock issuable to non-employee directors, receipt of which has been deferred: Messrs. Archibald 14,907 shares, Callahan 27,847 shares, and Schipke 27,561 shares. These non-employee directors will be entitled to receive these deferred shares in predetermined installments which will commence at varying times following their retirement from the Board of Directors, in accordance with each non-employee director’s individual election.

(2)	Includes the following shares of Brunswick Common Stock issuable pursuant to stock options exercisable currently or within 60 days: Messrs. Buckley 732,500 shares, Hamilton 308,050 shares, Mackey 50,500 shares, McCoy, 124,250 shares, Ms. Reich 146,250 shares, Ms. Trudell 22,250 shares, and all directors and executive officers as a group 1,752,250 shares. Includes the following shares of Brunswick Common Stock held by the Brunswick Employee

Stock Ownership Plan trustee and the Brunswick Savings Plan trustee as of December 31, 2003: Messrs. Buckley 449 shares, Hamilton 733 shares, Mackey 1,298 shares, McCoy 82 shares, Ms. Reich 510 shares, Ms. Trudell 358 shares, and all executive officers as a group 12,651 shares. Also includes 444 shares for Mr. Hamilton that he would be entitled to receive upon termination of his employment for any reason.

Excludes the following shares of Brunswick Common Stock issuable to officers, receipt of which has been deferred: Messrs. Buckley 163,871 shares, Mackey 21,134 shares, McCoy 13,377 shares, Ms. Reich 19,555 shares, Ms. Trudell 30,029 shares, and all executive officers as a group 384,659 shares. These officers will be entitled to receive these deferred shares in predetermined installments which will commence at varying times, in accordance with each officer’s individual election.

      Those shareholders known to Brunswick that beneficially own more than 5 percent of Brunswick’s outstanding Brunswick Common Stock are:

	Shares
	Beneficially
	Owned as of
Name and Address of	December 31,	Percent of
Beneficial Owner	2003	Class

T. Rowe Price Associates, Inc.	6,611,874 (1)	7.2%
100 East Pratt Street Baltimore, Maryland 21202
Vanguard Fiduciary Trust Company	4,891,600 (2)	5.3%
500 Admiral Nelson Boulevard Malvern, Pennsylvania 19355

(1)	This information is based upon a Schedule 13G/ A filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the Securities and Exchange Commission on February 4, 2004. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. Price Associates disclaims that it is, in fact, the beneficial owner of such securities.

(2)	This information is based upon a Schedule 13G/ A filed by Vanguard Fiduciary Trust Company (“Vanguard”), in its capacity as trustee for certain employee benefit plans, with the Securities and Exchange Commission on February 10, 2004. Vanguard disclaims beneficial ownership of all shares held in trust by the trustee that have been allocated to the individual accounts of participants in the plans for which directions have been received.

REPORT OF THE HUMAN RESOURCE AND COMPENSATION COMMITTEE

To the Shareholders of Brunswick Corporation:

      The Human Resource and Compensation Committee of the Board of Directors is comprised entirely of independent, non-employee directors. The Committee is responsible for overseeing all compensation plans in which the Chairman and Chief Executive Officer and other senior executives, including group and division presidents and senior corporate executives (“Senior Executives”), participate.

Executive Compensation Programs

      Executive compensation programs are designed to:

•	Attract, retain and motivate the senior executive talent required to ensure the Company’s continued success;

•	Support creation of shareholder value by linking compensation to corporate results; and

•	Ensure pay is consistent with performance.

      Brunswick assesses the competitiveness of executive compensation once every two years, using third party compensation consultants. In 2002 thirty-four peer companies were used to assess the competitiveness of executive compensation. The peer companies consist primarily of manufacturers with revenues that are comparable with the Company’s. Compensation for the Company’s Senior Executives is generally slightly above the fiftieth percentile among the peer companies.

      Base Salaries: Base salaries and salary increases reflect an executive’s responsibilities and performance, as demonstrated over time, and will be managed around median peer salary levels. Salaries are reviewed to ensure they are externally competitive and internally equitable. Generally, executive salaries are reviewed every 12 to 24 months.

      Brunswick Performance Plan (BPP): BPP rewards achievement of annual Brunswick Value Added (BVA) goals. BVA is defined as after-tax profits after a deduction for the cost of total capital. For Senior Executives, BPP opportunities generally range from 50 percent to 100 percent of salary. Individual awards reflect both team performance as measured by BVA and individual contribution to success. For corporate participants, BVA is based on overall corporate performance. For division participants, BVA is based on division performance. BVA performance for 2003 supported the awarding of BPP bonuses.

      Strategic Incentive Plan (SIP): SIP rewards achievement of mid-term financial goals and performance against leading indicators of success. SIP awards are based on overall corporate BVA performance and divisional performance against identified strategic factors. SIP has overlapping two-year cycles with a new cycle beginning each year. For Senior Executives, SIP opportunities generally range from 50 percent to 100 percent of salary. Awards reflect team performance. Performance for 2002-2003 supported the granting of SIP awards.

      Equity Grants: Both stock option and restricted stock unit grants are used to reward long-term success as measured by Brunswick Common Stock price. Equity grants link Senior Executives to shareholders and encourage Senior Executives to remain with the Company.

•	Stock Options: The exercise price is set at the closing price of Brunswick Common Stock on the date of grant. Options generally have a ten-year term and vest 25 percent on each of the first, second, third and fourth anniversaries of the date of grant. Options vest earlier if there is a change in control of the Company, upon death or disability of the optionee, or if the optionee’s age and years of service equal 65 or more on termination of employment.

•	Restricted Stock Units: Restricted stock units vest the earlier of three years from date of grant, on a change in control of the Company, upon death or disability of the grantee, or if the grantee’s age and years of service equal 65 or more on termination of employment.

      Stock Ownership Guidelines: Stock ownership guidelines are as follows:

•	The Chief Executive Officer is expected to own a minimum of 175,000 shares of Brunswick Common Stock.

•	Division Presidents and the Chief Financial Officer are expected to own a minimum of 45,000 shares of Brunswick Common Stock.

•	Other Senior Executives are expected to own from 10,000 to 17,500 shares of Brunswick Common Stock, depending upon their positions with the Company.

      Ownership requirements are expected to be met within five years from the later of attainment of Senior Executive status or promotion to a position with a higher ownership requirement. All Senior Executives have stock ownership levels that are consistent with these guidelines.

      Elective Deferral Program: Senior Executives may elect to defer BPP or SIP awards. Senior Executives electing to defer SIP awards into deferred stock units are entitled to a 20 percent premium. For Senior Executives making this election, the number of stock units deferred is determined by multiplying the cash amount by 1.2, then dividing that amount by the closing price of Brunswick Common Stock on the date of grant. If the original deferral is withdrawn before the third anniversary of the deferral, the 20 percent premium will be forfeited.

Compensation of the Chief Executive Officer

      George W. Buckley’s salary was increased to $1,000,000 on July 1, 2002. Mr. Buckley’s salary is slightly above the median salary for chief executive officers in the Company’s 34-company peer group described above.

      Mr. Buckley participates in the Brunswick Performance Plan (BPP), the annual incentive plan described above. Mr. Buckley’s target incentive opportunity is 150 percent of base salary. For 2003, the Company’s BVA performance supported funding at 142 percent of target. Mr. Buckley was awarded $2,130,000.

      Mr. Buckley participates in the Strategic Incentive Plan (SIP). Funding for SIP awards is based on BVA performance and achievement of strategic objectives. Mr. Buckley’s target incentive opportunity is 100 percent of base salary. For 2002-2003, the Company’s performance supported funding at 145 percent of target. Based on this performance, Mr. Buckley was awarded $1,450,000.

      Mr. Buckley was granted 55,000 stock options in April, 2003. Stock options were granted with an exercise price equal to the closing price of Brunswick Common Stock on the date of grant and a ten-year option term, with 25 percent of the options vesting on the first, second, third, and fourth anniversaries of the date of grant.

      Mr. Buckley was granted 20,000 restricted shares in February, 2003, with one-third of the shares vesting on each of the first three grant anniversaries. 55,000 restricted stock units were granted in April, 2003, with all units vesting three years from date of grant.

Omnibus Budget Reconciliation Act of 1993

      The Omnibus Budget Reconciliation Act of 1993 places a $1 million tax deduction limit on compensation paid to any executive employed by Brunswick on December 31 of each year and named in the summary compensation table, with certain exceptions. Senior Executives must defer receipt of compensation in excess of $1,500,000, under the terms of an automatic deferral plan established for this purpose. Accordingly, Brunswick may not be entitled to deduct up to $500,000 for each named executive under these rules.

      Submitted by Members of the Human Resource and Compensation Committee of the Board of Directors.

M. A. FERNANDEZ (CHAIRMAN)
D. J. BERN
G. H. PHILLIPS

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

AMONG BRUNSWICK, S&P 500 INDEX AND PEER GROUP

	1998	1999	2000	2001	2002	2003

Brunswick	100.00	91.81	69.59	94.52	88.34	144.33
S&P 500 Index	100.00	121.01	110.01	96.88	75.42	96.98
S&P 500 Consumer Discretionary Index	100.00	125.14	100.07	102.87	78.36	107.66
Peer Group	100.00	117.04	109.22	148.24	159.38	246.45

      The basis of comparison is a $100 investment at December 31, 1998, in each of (i) Brunswick, (ii) the S&P 500 Index, (iii) the S&P GICS Consumer Discretionary Index, and (iv) a peer group of five recreation manufacturing companies (Cybex International, Inc., Polaris Industries, Inc., K2, Inc., Fortune Brands, Inc., and Callaway Golf Company), weighted by the beginning of the year market value of each company. All dividends are assumed to be reinvested. The S&P GICS Consumer Discretionary Index encompasses industries including automotive, household durable goods, textiles and apparel, and leisure equipment. Brunswick is included in this index and believes the other companies included in this index provide a representative sample of enterprises that are in primary lines of business that are similar to Brunswick, and are affected by economic cycles that are similar to those affecting Brunswick.

SUMMARY COMPENSATION TABLE

      The following table sets forth the compensation for each of the last three years of the Chief Executive Officer and each of Brunswick’s five other most highly compensated executive officers.

					Long-Term
					Compensation Awards		Payouts
		Annual Compensation
					Restricted	Securities	Long-Term
				Other Annual	Stock	Underlying	Incentive	All Other
Name/Position	Year	Salary	Bonus(2)	Compensation(3)	Award(4)	Options	Payouts(5)	Compensation(6)

George W. Buckley	2003	$1,000,000	$2,130,000	$356,904	$1,585,650	55,000	$1,450,000	$18,380
Chairman and Chief	2002	$896,154	$2,821,000	$251,749	$1,225,500	100,000	$0	$70,795
Executive Officer	2001	$790,786	$500,000	$239,565	$0	725,000	$0	$64,125

Dustan E. McCoy	2003	$475,000	$800,000	$17,233	$261,960	12,000	$670,000	$20,573
Vice President and	2002	$462,019	$900,000	$179,213	$367,650	0	$0	$100,574
President — Brunswick	2001	$427,308	$85,462	$7,811	$0	90,000	$0	$60,214
Boat Group

Cynthia Trudell	2003	$433,231	$725,000	$94,266	$415,770	9,000	$594,000	$207,211
Vice President and	2002	$430,000	$1,010,500	$76,701	$305,520	0	$0	$102,689
President — Sea Ray	2001	$302,077	$120,840	$179,315	$0	80,000	$0	$657,245
Division

Peter B. Hamilton	2003	$520,000	$500,000	$52,312	$261,960	12,000	$773,000	$211,453
Vice Chairman and	2002	$520,000	$1,236,300	$37,070	$367,650	0	$0	$68,494
President — Brunswick	2001	$514,000	$102,800	$61,821	$0	90,000	$0	$73,448
Bowling and Billiards

Victoria J. Reich(1)	2003	$375,000	$550,000	$186,437	$380,688	12,000	$545,000	$17,278
Vice President and	2002	$367,211	$880,600	$0	$300,190	0	$0	$22,096
President — Brunswick	2001	$355,846	$101,169	$1,506	$0	90,000	$0	$18,956
European Group

Patrick C. Mackey	2003	$465,000	$288,000	$154,442	$492,360	12,000	$648,000	$228,603
Vice President and	2002	$449,615	$1,058,400	$100,902	$329,298	0	$0	$85,041
President — Mercury	2001	$433,231	$173,292	$163,954	$0	90,000	$0	$59,921
Marine Group

(1)	In August 2003, Victoria J. Reich, formerly Senior Vice President and Chief Financial Officer, was named to the new post of Vice President and President — Brunswick European Group. Ms. Reich and her family relocated to Brussels, Belgium for her new role during August 2003.

(2)	Annual bonuses for 2003 consist of amounts awarded under the 2003 Brunswick Performance Plan (BPP). Annual bonuses for 2002 and 2001 include amounts awarded under BPP and the Strategic Incentive Plan (SIP). During 2002 and 2001 only, SIP targets were measured based on a one-year period.

(3)	Other Annual Compensation for the named executives includes the following: (i) for 2003: boat usage of $49,314 for Ms. Trudell and $50,038 for Mr. Mackey; international relocation costs, for Ms. Reich, including housing, transportation, and tuition costs for Ms. Reich’s children of $164,820; and tax planning for Mr. Mackey of $45,080 (ii) for 2002: relocation expenses of $86,976 for Mr. McCoy; tax planning for Mr. Mackey of $16,575; boat usage for Mr. Mackey of $29,184; and aircraft usage for Ms. Trudell of $35,088; and (iii) for 2001: relocation expenses of $70,644 for Mr. Buckley and $44,660 for Mr. Mackey.

(4)	The amount shown in this column is the value of restricted shares as of the date of grant.

• On February 4, 2003, Mr. Buckley was awarded 20,000 restricted shares. As of December 31, 2003, the value of these shares was $636,600.

• On April 30, 2003, Messrs. Buckley, Hamilton, McCoy and Mackey, Ms. Trudell and Ms. Reich were awarded 55,000, 12,000, 12,000, 12,000, 9,000 and 12,000 restricted stock units respectively. As of December 31, 2003, the value of these units was $1,750,650, $381,960, $381,960, $381,960, $286,470 and $381,960.

• Mr. Mackey, Ms. Trudell and Ms. Reich each deferred a portion of their 2002 SIP and were awarded 20 percent deferred stock unit premiums of 1,995, 1,899 and 1,028 respectively. As of December 31, 2003, the value of these deferred stock unit premiums was $63,495, $60,436 and $32,720 respectively.

(5)	Long-Term Incentive Payouts for 2003 are payouts under the 2002-2003 Brunswick Strategic Incentive Plan (SIP).

(6)	All Other Compensation for 2003 for named executives is comprised of the following:

•	Brunswick contributions to the Brunswick Retirement Savings Plan and the Brunswick Restoration Plan for Messrs. Buckley $17,807 and Hamilton $9,375 and Ms. Reich $6,765;

•	Brunswick contributions to the Brunswick Employee Stock Ownership Plan of $573 for each of Messrs. Buckley, Hamilton, McCoy and Mackey, Ms. Reich and Ms. Trudell;

•	Brunswick contributions to the Brunswick Rewards Plan and the Brunswick Restoration Plan for Messrs. McCoy $20,000 and Mackey $137,106 and Ms. Trudell $144,355; and

•	Payments made to Messrs. Hamilton $201,505 and Mackey $90,924, Ms. Reich $9,940 and Ms. Trudell $62,284 as reimbursement to them for the payment of life insurance premiums.

OPTION GRANTS IN 2003

	Individual Grants(1)
					Potential Realizable
	Number of	% of Total			Value at Assumed Annual
	Securities	Options			Rates of Stock Price
	Underlying	Granted to			Appreciation for Option Term
	Options	Employees	Exercise	Expiration
Executive	Granted	in 2003	Price	Date	0%	5%	10%

George W. Buckley	55,000	12.12%	$21.83	04/30/13	0	$755,082	$1,913,527
Dustan E. McCoy	12,000	2.64%	21.83	04/30/13	0	$164,745	$417,497
Cynthia Trudell	9,000	1.98%	21.83	04/30/13	0	$123,559	$313,123
Peter B. Hamilton	12,000	2.64%	21.83	04/30/13	0	$164,745	$417,497
Victoria J. Reich	12,000	2.64%	21.83	04/30/13	0	$164,745	$417,497
Patrick C. Mackey	12,000	2.64%	21.83	04/30/13	0	$164,745	$417,497

(1)	Nonqualified stock options awarded during 2003 have an exercise price equal to the closing price of Brunswick Common Stock on the date of grant and a ten-year option term, with 25 percent of the stock option shares vesting on the first, second, third and fourth anniversaries of the date of grant. Options vest earlier if there is a change in control of Brunswick, upon death or disability of the optionee or if the sum of the optionee’s age and years of service equals 65 or more on the date of termination of employment of the optionee. When exercising options, an optionee may deliver previously acquired shares of Brunswick Common Stock or may request that shares be withheld to satisfy required withholding taxes. Stock options are transferable only to immediate family members, estate planning vehicles or as otherwise approved by the Human Resource and Compensation Committee.

OPTION EXERCISES AND YEAR-END VALUE TABLE

	Number of		Number of Securities		Value of Unexercised,
	Shares		Underlying the Unexercised		In-the-Money Options
	Acquired		Options at 12/31/03		Held at 12/31/03(1)
	on Exercise
Executive	in 2003	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

George W. Buckley	225,000	$2,348,587.50	512,500	567,500	$5,121,937.50	$6,013,062.50
Dustan E. McCoy	0	$0	98,750	68,250	$1,088,531.25	$801,693.75
Cynthia Trudell	40,000	$500,411.00	0	49,000	$0	$583,600.00
Peter B. Hamilton	0	$0	318,750	68,250	$3,146,856.25	$801,693.75
Victoria J. Reich	0	$0	120,750	68,250	$1,305,981.25	$801,693.75
Patrick C. Mackey	0	$0	75,000	67,000	$948,975.00	$793,625.00

(1)	Represents the difference between the option exercise price and the fair market value of Brunswick Common Stock on December 31, 2003.

LONG-TERM INCENTIVE PLAN — AWARDS DURING 2003

			Estimated Future Payouts
			Under Non-Stock
	Number of Shares,	Performance or Other	Price-Based Plans
	Units or Other	Period Until
Executive	Rights(1)	Maturation or Payout	Threshold	Target

George W. Buckley	$1,000,000	2003-2004	$250,000	$1,000,000
Dustan E. McCoy	$495,000	2003-2004	$123,750	$495,000
Cynthia Trudell	$440,000	2003-2004	$110,000	$440,000
Peter B. Hamilton	$520,000	2003-2004	$130,000	$520,000
Victoria J. Reich	$400,000	2003-2004	$100,000	$400,000
Patrick C. Mackey	$485,000	2003-2004	$121,250	$485,000

(1)	These dollar-denominated incentive opportunities were granted in 2003 under the Brunswick Strategic Incentive Plan (SIP), to be paid out based on performance during the two-year period commencing on January 1, 2003. SIP awards are based on BVA performance and performance against identified strategic factors.

PENSION PLANS

      The following table shows the maximum retirement income which may be payable as a straight-life annuity pursuant to Brunswick’s salaried pension plans at age 65 under various assumed conditions prior to reduction for Social Security benefits.

	Retirement Income for
Average of the Three Highest	Years of Participating Service
Consecutive Years’ Earnings
as a Participant	15	20	25	30

$ 500,000	150,000	200,000	250,000	300,000
750,000	225,000	300,000	375,000	450,000
1,000,000	300,000	400,000	500,000	600,000
1,250,000	375,000	500,000	625,000	750,000
1,500,000	450,000	600,000	750,000	900,000
2,000,000	600,000	800,000	1,000,000	1,200,000

      The salaried pension plans are non-contributory plans providing for benefits following retirement under a formula based upon years of participation in the plans up to 30 years, the average of the three highest consecutive years’ earnings (salaries, annual bonuses and commissions, but excluding payouts under the Strategic Incentive Plan), and age.

      The years of service of the officers named in the summary compensation table are: Messrs. Buckley 11 years and Hamilton 20 years, and Ms. Reich 7 years. Mr. Buckley’s 11 years of service include 5 additional years of service that were credited to him upon his completion of 3 years of employment with Brunswick. In addition, if Mr. Buckley remains employed by Brunswick until age 60, his pension benefit will be further enhanced to provide 40 percent of his final average earnings at age 60, and will be further increased by three percent for each year of employment thereafter to a maximum of 55 percent of his final average earnings at age 65. Under an agreement with Brunswick, Mr. Hamilton’s 20 years include 12.5 years of service with a previous employer, reduced by the pension he receives from that employer.

EQUITY COMPENSATION PLAN INFORMATION

      The following table provides information as of December 31, 2003, regarding Brunswick Common Stock that may be issued under equity compensation plans currently maintained by Brunswick.

			(c)
			Number of
			securities
			remaining available
	(a)	(b)	for future issuance
	Number of securities	Weighted-average	under equity
	to be issued upon	exercise price of	compensation plans
	the exercise of	outstanding	(excluding securities
	outstanding options	options	reflected in
Plan Category	and rights	and rights	column (a))

Equity compensation plans approved by security holders(1)	8,158,600 (2)	$22.97 (3)	3,602,881 (4)
Equity compensation plans not approved by security holders(5)	215,796 (6)	$25.23	0
TOTAL	8,374,396		3,602,881

(1)	The following plans have been approved by Brunswick shareholders: the Brunswick 2003 Stock Incentive Plan, the Brunswick 1991 Stock Plan, the Brunswick 1994 Stock Option Plan for Non- Employee Directors and the Brunswick 1995 Stock Plan for Non-Employee Directors.

(2)	Includes 7,451,393 shares of Brunswick Common Stock subject to outstanding options, 418,707 shares of Brunswick Common Stock issuable as deferred compensation and 288,500 shares of Brunswick Common stock issuable upon lapse of restrictions on restricted stock units.

(3)	The weighted average exercise price was calculated solely with respect to outstanding stock options. The obligation to issue shares of Brunswick Common Stock upon the payment of deferred compensation or the lapse of restrictions on restricted stock units has been disregarded for purposes of calculating the weighted average exercise price because no exercise price is associated with those obligations.

(4)	All shares are available under the Brunswick 2003 Stock Incentive Plan (the “2003 Plan”). Awards made under the 2003 Plan may be made in the form of shares of Brunswick Common Stock, stock options, restricted and performance shares, restricted and performance share units and other Brunswick Common Stock-based awards, but the total number of shares of Brunswick Common Stock with respect to which awards other than stock options may be granted under the 2003 Plan may not exceed 25% of the total number of shares available under the plan.

(5)	The Brunswick Corporation 1997 Stock Plan for Non-Employee Directors has not been approved by shareholders. No future grants will be awarded under this Plan.

(6)	Consists solely of outstanding stock options under the Brunswick Corporation 1997 Stock Plan for Non-Employee Directors.

Brunswick Corporation 1997 Stock Plan for Non-Employee Directors

      The Brunswick 1997 Stock Plan for Non-Employee Directors (the “1997 Plan”) was not approved by shareholders. No additional awards may be granted under the 1997 Plan, although options granted under the 1997 Plan remain outstanding. All such options were granted with an exercise price of not less than the fair market value of a share of Brunswick Common Stock on the date of grant. Payment of the exercise price may be made in cash, other shares of Brunswick Common Stock or by a combination thereof, with the right to have shares withheld or to deliver previously acquired shares to satisfy tax withholding obligations on exercise of the option. Other terms applicable to options granted under the 1997 Plan were established by the Board at the time the options were granted.

EMPLOYMENT AGREEMENTS AND OTHER TRANSACTIONS

      Under an agreement with Brunswick dated November 1, 2000, Mr. Buckley is entitled to certain severance benefits if his employment is terminated other than for cause or disability. The agreement defines termination to include resignation by Mr. Buckley in connection with certain events, including a change in control of Brunswick or other substantial changes in the terms and conditions of Mr. Buckley’s employment.

      If a termination covered by the agreement does not involve a change in control, Mr. Buckley is entitled to a severance payment equal to two times his base salary and target annual bonus for the year in which termination occurs. If the termination does involve a change in control, Mr. Buckley is entitled to a severance payment equal to three times the sum of (i) his annual salary, (ii) the larger of his targeted annual bonus for the year of termination or the year in which the change in control occurs, and (iii) his most recent full-cycle target percentage under the Strategic Incentive Plan, plus any applicable premium determined as if the award were paid in stock. Mr. Buckley would also be entitled to receive: any annual bonus earned for the preceding year that had not yet been paid at the time of termination; a pro rata annual bonus for the year in which termination occurs unless the termination occurs in the first quarter of the year; and other benefits and perquisites for up to two years (three years if there is a change in control). If termination occurs following a change in control, Mr. Buckley is entitled to a lump sum payment of accrued pension and supplemental pension benefits, calculated as if he had worked for an additional three years beyond the date of the change in control; accrued profit-sharing benefits; accrued deferred compensation contributions; and Mr. Buckley would fully vest in all outstanding stock options and restricted stock awards.

      The definition of a change in control includes: (i) the acquisition of 25 percent or more of the outstanding voting stock of Brunswick by any person other than an employee benefit plan of Brunswick; (ii) a tender offer for stock of Brunswick which has not been negotiated and approved by Brunswick’s Board of Directors once (a) the offeror owns or has accepted for payment 25 percent or more of the outstanding voting stock of Brunswick, or (b) three business days before the offer is to terminate, unless the offer is withdrawn first, if the offeror could own 50 percent or more of the outstanding voting stock of Brunswick as a result of the offer; (iii) the failure of the incumbent Board of Directors to constitute a majority of Brunswick’s Board of Directors, excluding new directors who (a) are approved by a vote of at least 75 percent of the members of the incumbent Board of Directors and (b) did not join the Board following a contested election of directors; (iv) a merger of Brunswick with another corporation, other than a merger in which Brunswick’s shareholders receive at least 75 percent of the voting stock outstanding after the merger or a merger effected to implement a recapitalization of Brunswick in which no person acquires more than 25 percent of Brunswick’s voting stock; or (v) a complete liquidation or dissolution of Brunswick or sale of substantially all of Brunswick’s assets.

      The terms of the agreement require Mr. Buckley to consent to certain confidentiality, non-competition and non-solicitation provisions, and to execute a general release.

      In connection with being named President and Chief Operating Officer in May 2000, Mr. Buckley was required to relocate from Fond du Lac, Wisconsin, to the Lake Forest, Illinois, area. In connection with Mr. Buckley’s purchase of a new home in the Lake Forest, Illinois, area, Brunswick loaned Mr. Buckley $800,000 during 2000, to be repaid in five annual installments commencing August 1, 2001. This loan is secured by a mortgage on Mr. Buckley’s home and is interest-free except in the event of default. Mr. Buckley has timely made all required payments to date under the loan, and is otherwise in full compliance with the terms of the loan. On January 1, 2003, $480,000 was outstanding on the loan, and $320,000 is outstanding on the loan as of the date of this proxy statement.

      Brunswick’s other Senior Executives are entitled to severance and change in control benefits substantially similar to those outlined above for Mr. Buckley, except that the severance payment triggered by a termination that does not follow a change in control is equal to 1.5 times base salary plus a target annual bonus as determined at the discretion of the Chief Executive Officer for the year in which termination occurs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

      According to written certifications provided to Brunswick, all directors and executive officers of Brunswick timely filed all required reports in accordance with Section 16(a) during 2003.

REPORT OF THE AUDIT COMMITTEE

To the Shareholders of Brunswick Corporation:

      The following is the report of the Audit Committee with respect to Brunswick’s audited financial statements for the fiscal year ended December 31, 2003.

Overview of Audit Committee Function

      The Audit Committee oversees Brunswick’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

Audit Committee Charter

      The Audit Committee operates pursuant to a written charter, a copy of which is attached to this proxy statement and available at Brunswick’s website www.brunswick.com/governance/committees.html.

Independence of Audit Committee Members

      The Board of Directors has determined that all members of the Audit Committee are independent, within the meaning of the New York Stock Exchange Listed Company Manual.

Review with Management

      The Audit Committee has reviewed and discussed Brunswick’s audited financial statements with management.

Review and Discussions with Independent Accountants

      The Audit Committee has discussed with Ernst & Young LLP (“Ernst & Young”), Brunswick’s independent auditors for the fiscal year ended December 31, 2003, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. Statement on Auditing Standards No. 61 requires an auditor to discuss with the audit committee, among other things, the auditor’s judgments about the quality, not just the acceptability, of the accounting principles applied in the company’s financial reporting.

      The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees” and has discussed with Ernst & Young its independence from Brunswick. The Audit Committee has also reviewed the non-audit services provided by Ernst & Young, as described below, and considered whether the provision of those services was compatible with maintaining Ernst & Young’s independence.

Conclusion

      Based on the review and discussions referred to above, the Audit Committee recommended to Brunswick’s Board of Directors that the audited financial statements be included in Brunswick’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Submitted by Members of the Audit Committee of the Board of Directors

M. J. CALLAHAN (CHAIRMAN)
R. L. RYAN
R. C. STAYER

PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT AUDITORS

      The Audit Committee has appointed Ernst & Young, independent public accountants, as auditors for Brunswick and its subsidiaries for fiscal year 2004. The Board of Directors and the Audit Committee recommend that shareholders ratify the appointment of Ernst & Young as independent auditors for Brunswick and its subsidiaries. If shareholders do not ratify the appointment, the Audit Committee will reconsider its selection. Ernst & Young served as independent auditors for Brunswick and its subsidiaries for fiscal years 2002 and 2003. Representatives of Ernst & Young will be present at the Annual Meeting and afforded an opportunity to make a statement, if they desire to do so, and to respond to questions from shareholders.

      On March 13, 2002, Brunswick terminated its engagement of Arthur Andersen as independent auditors. The decision to terminate the engagement of Arthur Andersen was recommended by Brunswick’s Audit and Finance Committee and approved by the Board of Directors.

      Arthur Andersen’s report on the financial statements of Brunswick for each of the years ended December 31, 2000, and December 31, 2001, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

      During the years ended December 31, 2000, and December 31, 2001, and the interim period between December 31, 2001, and March 13, 2002, there were no disagreements between Brunswick and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make reference to the subject matter of the disagreements in connection with its report. During the years ended December 31, 2000, and December 31, 2001, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission).

      During the years ended December 31, 2000, and December 31, 2001, and the interim period between December 31, 2001, and March 13, 2002, Brunswick did not consult with Ernst & Young regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on Brunswick’s financial statements or (iii) any matter that was either the subject of a disagreement (as described above) or a reportable event.

The Board of Directors and the Audit Committee

recommend a vote FOR this proposal.

Fees Incurred for Services of Ernst & Young

      For 2003, Brunswick incurred the following fees for services rendered by Ernst & Young, Brunswick’s independent auditor during the fiscal year ended December 31, 2003:

      Audit Fees: The aggregate fees billed by Ernst & Young for professional services rendered for the audit of Brunswick’s annual financial statements for fiscal years 2003 and 2002 and for reviews of the financial statements included in Brunswick’s related Quarterly Reports on Form 10-Q during such fiscal years were $1,744,800 and $1,318,600, respectively.

      Audit-Related Fees: The aggregate fees billed by Ernst & Young for professional services rendered for audit-related activities for Brunswick for 2003 and 2002 were $581,300 and $0, respectively. Such fees involved the following activities: employee benefit plan audits, internal control reviews, mergers and acquisitions assistance and consultations concerning financial accounting and reporting matters in certain foreign countries in which Brunswick conducts business.

      Tax Fees: The aggregate fees billed by Ernst & Young for fiscal years 2003 and 2002 for tax-related services, were $292,180 and $54,975, respectively. Such fees involved the following activities: tax compliance services, tax consulting services, executive tax assistance and Internal Revenue Service interest recalculation services.

      All Other Fees: The aggregate fees billed by Ernst & Young for fiscal years 2003 and 2002 for services other than those described in the preceding paragraphs, were $9,600 and $156,300, respectively. The 2003 fees related to limited routine services performed for an international office, and the 2002 fees involved valuation and appraisal services performed prior to the audit engagement, and assistance with SFAS 142 relating to goodwill and other intangible assets.

Approval of Services Provided by Independent Auditor

      The Audit Committee is responsible for pre-approving all audit and non-audit services to be provided by Brunswick’s independent auditor. The Audit Committee has adopted a two-tiered approach toward granting such pre-approvals. Each year it approves an overall budget for audit and non-audit services. Unless the Audit Committee has pre-approved a type of service to be provided by the independent auditor, the service will require specific pre-approval by the Audit Committee. The Audit Committee must specifically pre-approve any proposed service exceeding pre-approved cost levels.

SHAREHOLDER PROPOSALS

      In order to be considered for inclusion in Brunswick’s proxy materials for its 2005 annual meeting, a shareholder proposal must be received at Brunswick’s principal executive offices at 1 N. Field Court, Lake Forest, Illinois 60045-4811 by November 24, 2004. In addition, Brunswick’s By-laws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders, including proposed nominations of persons for election to the

Board. A shareholder proposal or nomination intended to be brought before the 2005 annual meeting must be delivered to the Secretary no earlier than January 1, 2005 and no later than January 31, 2005. All proposals and nominations should be directed to Corporate Secretary, Brunswick Corporation, 1 N. Field Court, Lake Forest, Illinois 60045-4811 (fax no. 847-735-4433; email corporate.secretary@brunswick.com).

* * *

      We encourage you to vote on the matters that will be presented to Brunswick shareholders at the Annual Meeting. Please vote as soon as possible so that your shares will be represented. You may vote by indicating your choices on the enclosed proxy card and dating, signing and returning it promptly in the envelope provided. Alternatively, you may vote by telephone or on the Internet by following the instructions on your proxy card.

By order of the Board of Directors,

Marschall I. Smith
Secretary

Lake Forest, Illinois

March 24, 2004

APPENDIX I

BOARD OF DIRECTORS OF BRUNSWICK CORPORATION

CHARTER OF THE AUDIT COMMITTEE

(As amended through February 3, 2004)

Purpose

      The Audit Committee (the “Committee”) shall provide assistance to the Board of Directors (the “Board”) in fulfilling the Board’s responsibility to oversee: (a) the Corporation’s accounting, auditing and reporting practices; (b) the qualifications, independence and performance of the independent auditors; (c) the Corporation’s system of internal controls, including the performance of the internal audit function; (d) the Corporation’s disclosure policies and practices; (e) the quality and integrity of the Corporation’s financial statements; and (f) compliance by the Corporation with legal and regulatory requirements. The Committee shall also prepare the report that the rules of the Securities Exchange Act of 1934 require to be included in the Corporation’s annual Proxy Statement. Unless otherwise defined in this Charter, capitalized terms will have the meanings given to such terms in the Corporation’s Principles and Practices of the Board of Directors (the “Principles and Practices”).

      In carrying out its duties, the Committee shall maintain free and open communication with the Board, the independent auditors, the internal auditors and members of Management.

      The Committee’s role is one of oversight and it recognizes that the Corporation’s Management is responsible for preparing the Corporation’s financial statements and that the independent auditors are responsible for auditing those financial statements. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Corporation’s financial statements or any professional certification as to the work of the independent auditors.

Membership

•	The Committee shall be comprised of at least three members of the Board, one of whom shall be appointed as the chairman of the Committee (the “Chair”).

•	The Board will appoint the Chair and members of the Committee following nomination by the Corporate Governance Committee.

•	The Chair and members of the Committee will be rotated from time to time.

•	All members of the Committee will be Independent Directors as defined by the New York Stock Exchange listing standards applicable to audit committees, and no member of the Committee can be an “affiliated person” as defined under applicable Securities and Exchange Commission rules and regulations.

•	Each Committee member must be financially literate, or must become financially literate within a reasonable period of time after his or her appointment to the Committee.

•	At least one Committee member shall have accounting or financial management expertise as defined by Regulation S-K under the Securities Exchange Act of 1934.

•	If a Committee member serves on more than three public companies’ audit committees, the Board must determine and disclose that such simultaneous service does not impair the member’s ability to serve effectively.

•	Directors’ fees are the only compensation that Committee members may receive from the Corporation.

Meetings

•	Periodically, the Committee will meet separately with each of the independent auditors, the internal audit function staff and members of Management. Such private meetings will occur at least quarterly, or as requested by the Committee, the independent auditors or the internal audit staff. The Committee may ask members of Management or others to attend meetings and provide pertinent information as necessary.

Authority and Responsibilities

      Among other items, the Committee shall:

Oversight of Independent Auditors

•	Have the sole authority, at the Corporation’s expense, to: (a) appoint; (b) terminate; (c) compensate; and (d) oversee the Corporation’s independent auditors, which shall report directly to the Committee. The appointment of the Corporation’s independent auditors shall be subject to Stockholder ratification.

•	Have the sole authority to approve, and shall approve in advance, all audit and non-audit engagements of the independent auditors. The Committee may delegate one or more of its members to grant approvals of audit and non-audit services, each of which shall be reported to the full Committee at its next meeting.

•	Review and evaluate the qualifications, performance and independence of the independent auditors, including its lead audit partner, and periodically present its conclusions to the Board.

•	At least annually, obtain and review a report by the independent auditors describing: (a) the internal quality-control procedures used by the independent auditors; (b) any material issues raised by the most recent internal quality-control review or peer review of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the independent auditors, and any steps taken to deal with such issues; and (c) all relationships between the independent auditors and the Corporation.

•	Consider whether or not there should be a regular rotation of the independent auditors, and monitor the periodic rotation of the independent auditors’ lead partner and the audit partner responsible for reviewing the audit.

Oversight of Internal Audit Function

•	Review the performance of the Corporation’s internal audit function (which shall report jointly to the Chair of the Committee and to Management).

•	Review the adequacy and effectiveness of the Corporation’s internal controls, any special audit steps adopted in light of any material control deficiencies, and the performance and qualifications of the internal audit function staff.

•	Review and discuss significant findings on specific audits completed by the internal audit function and Management’s responses to such findings, including any follow-up action undertaken as a result of such findings.

•	Discuss any changes in the planned scope of the internal audit, and the coordination of the internal and external audit functions.

•	Discuss with Management and the independent auditors the internal audit function responsibilities, budget and staffing.

Financial and Disclosure Matters

•	Review accounting principles and financial statement presentations, including significant changes in the Corporation’s selection or application of accounting principles.

•	Review and discuss the Corporation’s reporting and disclosure policies.

•	Review and discuss with both Management and the independent auditors, prior to public disclosure, the Corporation’s: (a) annual audited and quarterly financial statements: (b) 10-K and 10-Q reports, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and (c) annual and quarterly reports to Stockholders.

•	Review the scope of the annual audit conducted by the independent auditors, and the independent auditors’ opinion rendered with respect to the annual financial statements.

•	Review and discuss with the independent auditors any audit problems or difficulties and other issues and recommendations identified by the independent auditors together with Management’s responses.

•	Review with the independent auditors any restrictions on the scope of the independent auditors’ activities or access to requested information, and any significant disagreements with Management.

•	Review with the independent auditors: (a) any accounting adjustments noted or proposed by the auditors that were passed (as immaterial or otherwise); (b) any communications between the independent auditors and the auditors’ national office with respect to issues presented by the engagement; and (c) any management or internal control letter issued, or proposed to be issued, by the independent auditors to the Corporation.

•	Review and discuss earnings announcements, financial information and earnings guidance provided to stockholders, analysts and rating agencies.

•	Review legal, regulatory, environmental and other matters including any off-balance sheet or off-shore transactions that have or could have an impact on the financial structure or financial results of the Corporation, or any non-ordinary course of business financial transactions.

•	Review and discuss policies regarding risk assessment and risk management, and significant risks and exposures confronted by the Corporation and steps Management has taken to monitor and control them.

•	Review analyses and reports prepared by Management and/or the independent auditors concerning critical accounting policies and practices, and significant financial reporting issues and judgments or estimates made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on the financial statements.

•	Review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

•	Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies.

Committee Governance/ Other

•	Annually review and evaluate the Committee’s charter and performance and, if necessary and appropriate, recommend changes to the Corporate Governance Committee of the Board.

•	Recommend to the Board hiring practices for employees or former employees of the independent auditors consistent with Section 206 of the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange Corporate Governance Rules.

•	Conduct or authorize investigations into any matters within the Committee’s scope of responsibility.

•	At its sole discretion and the Corporation’s expense, obtain advice and assistance from outside legal, financial, accounting or other experts.

•	Report to the Board on the Committee’s activities following each meeting of the Committee, including information related to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s independent auditors and the performance of the internal audit function.

•	Prepare the audit committee report required to be included in the Corporation’s annual proxy statement stating whether the Committee has reviewed and discussed the audited financial statements with Management; has received and considered independence disclosures from the independent auditors; and has recommended to the Board that the Corporation’s audited financial statements should be included in the Corporation’s Annual Report on Form 10-K.

•	Review any reports on internal controls in the Corporation’s annual report to Stockholders.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, including appropriate procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Monitor and consider implementation of best-demonstrated audit and control practices.

•	Meet jointly on at least an annual basis with the Finance Committee to review and discuss matters relevant to both committees.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL -
Mark, sign, and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Nicor Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BRNSW1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BRUNSWICK CORPORATION

The Board of Directors recommends a vote FOR proposals 1 and 2.

1. Election of Directors — Nominees		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
01)	Nolan D. Archibald
02)	Jeffrey L. Bleustein	☐	☐	☐
03)	Graham H. Phillips

	For	Against	Abstain

2. Ratification of the Audit Committee’s selection of Ernst & Young LLP as independent public auditors.	☐	☐	☐

3. In their discretion, on such other business as may properly come before the meeting.

This proxy will be voted as directed by the shareholder. If no direction is made, this proxy will be voted for proposals 1 and 2.

NOTE: Please sign exactly as name(s) appear on this proxy card. When signing as attorney, executor, administrator, trustee, or guardian, please give your full name.

Address change/comments? Please mark box to the right and note on the reverse side of card. ☐

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

TWO ADDITIONAL WAYS TO VOTE

Vote by Internet

It’s fast, convenient, and your vote is
immediately confirmed and registered.
You may also give your consent to have all
future proxy statements and annual reports
delivered to you electronically.

Go to Web site

www.proxyvote.com

Follow these three easy steps:

•	Read the accompanying Proxy Statement and Proxy Card.

•	Go to Web site www.proxyvote.com.

•	Follow the simple instructions.

Vote by Telephone

It’s fast, convenient, and your vote is
immediately confirmed and registered.

Call toll-free on a touch-tone phone in the
U.S. or Canada

l-800-690-6903

Follow these three easy steps:

•	Read the accompanying Proxy Statement and Proxy Card.

•	Call the toll-free phone number above.

•	Follow the simple instructions.

VOTE 24 HOURS A DAY

DO NOT RETURN PROXY CARD IF YOU ARE VOTING BY INTERNET OR TELEPHONE

Registered

Proxy

Solicited on behalf of the Board of Directors of
BRUNSWICK CORPORATION

     The undersigned hereby appoints P. G. Leemputte, M. I. Smith and K. M. Coleman, and each of them, as proxies with power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side, all shares of Common Stock of Brunswick Corporation that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on April 28, 2004, or any adjournment thereof.

     This proxy also provides voting instructions for shares held by Vanguard Fiduciary Trust Company, the trustee for the Brunswick Employee Stock Ownership Plan, the Brunswick Retirement Savings Plan and the Brunswick Rewards Plan, and directs such trustee to vote, as indicated on the reverse side of this card, any shares allocated to the account in these plans. The Trustee will vote these shares as you direct. The Trustee will vote allocated shares of the Company’s stock for which proxies are not received and unallocated shares in direct proportion to voting by allocated shares for which proxies are received.

     This proxy/voting instruction card is solicited pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. This card should be voted, by mail, Internet or telephone, in time to reach the Company’s proxy tabulator, Automatic Data Processing, by 11:59 p.m. Eastern Time on Tuesday, April 27, 2004, for all registered shares to be voted and by 5:00 p.m. Eastern Time on Friday, April 23, 2004, for the Trustee to vote the Plan shares. Individual proxy voting and voting instructions will be kept confidential.

     Address changes/comments: